Exhibit 5.1

December 18, 2020

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, Michigan 48105

Ladies and Gentlemen:

We have acted as counsel to ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 7,857,286 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated December 15, 2020 (the “Underwriting Agreement”), by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc. (the “Underwriter”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”), on December 28, 2018, a Registration Statement on Form S-3 (Registration No. 229090) (as amended, the “Registration Statement”), including a preliminary prospectus supplement dated December 15, 2020 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated December 15, 2020 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the prospectus dated February 13, 2019, insofar as it pertains to the offering of the Shares, as supplemented by the Preliminary Prospectus Supplement and the Final Prospectus Supplement, (iii) the Underwriting Agreement, (iv) the Company’s Fourth Amended and Restated Certificate of Incorporation, (v) the Company’s Amended and Restated Bylaws, (vi) the Company’s stock ledger and (vii) the corporate actions of the Company’s Board of Directors and committee thereof which provide for the issuance of the Shares, and we also have made also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

K&L GATES LLP
300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE NC 28202
T +1 704 331 7400 F +1 704 331 7598 klgates.com

ENDRA Life Sciences Inc.
December 18, 2020

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”), including reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 18, 2020, and its incorporation by reference in the Registration Statement. We also consent to the references to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, Preliminary Prospectus Supplement or Final Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP